INSURANCE ADMINISTRATIVE SERVICES AGREEMENT

         This INSURANCE ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made as of the 1st day of May, 2003 (the "Effective Date") by and between Business Men's Assurance Company of America, a Missouri domiciled insurer with its principal offices located at 700 Karnes Boulevard, Kansas City, Missouri 64108 ("Customer"), with respect to the administration of its traditional, variable annuity, and universal life insurance products, and Liberty Insurance Services Corporation, a South Carolina corporation with offices located at 2000 Wade Hampton Boulevard, Greenville, South Carolina 29615 ("Liberty").

                                    RECITALS

         Liberty desires to provide to Customer, and Customer desires to obtain from Liberty, the insurance administrative services and related services described in this Agreement, on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, for and in consideration of the agreements of the parties set forth below, the parties hereby agree as follows:

ARTICLE 1.        DEFINITIONS.
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         For all purposes of this Agreement, unless the context or use clearly indicates another or different meaning or intent, the following terms shall have the following meanings and these definitions shall be equally applicable to both the singular and plural forms of any of the terms defined in this Agreement. Terms other than those defined shall be given their plain English meaning.

         "Additional Services" has the definition provided in Section 3.03.

         "Additional Services Fees" has the definition provided in Section 3.03.

         "Affiliate" means, with respect to a Person, any other Person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common Control with, such Person.

         "Agreement" means this Agreement together with the Exhibits attached to it, and any amendments.

         "Amendment for Additional Services" has the definition provided in
Section 3.03.

         "Back-up Copies" has the definition provided in Section 7.01.

         "Books and Records" has the definition provided in Section 3.07(f).

         "Claims Notice" has the definition provided in Section 15.03.

         "Confidential Information" has the definition provided in Section
11.01.

         "Consumer Price Index" means Employment Cost Index for total compensation, for private industry workers, by industry and occupational group for finance, insurance, and real estate (excluding sales) as published by the United States Bureau of Labor Statistics of the Department of Labor.

         "Control" and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

         "Customer" has the definition provided in the preamble.

         "Customer Data" has the definition provided in Section 6.01.

         "Customer Services" has the definition provided in Section 3.02.

         "Customer Services Fees" has the definition provided in Section 9.02.

         "Customer Service Performance Standards" has the definition provided in
Section 3.02.

         "Customer Software" has the definition provided in Section 5.01.

         "Damages" has the definition provided in Section 15.01.

         "Disaster Recovery Plan" has the definition provided in Section 8.01.

         "Effective Date" has the definition provided in the preamble.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Hardware" has the definition provided in Section 5.03.

         "Indemnified Party" has the definition provided in Section 15.03.

         "Indemnifying Party" has the definition provided in Section 15.03.

         "Insurance Risk" has the definition provided in Section 4.01.

         "Liberty" has the definition provided in the preamble of this Agreement.

         "Liberty Software" means the proprietary software used by Liberty to perform the Customer Services for the Policies.

         "Model Statute" has the definition provided in Section 3.08(a).

         "Off-Site Facility" has the definition provided in Section 7.01.

         "Pass-Through Costs" has the definition provided in Section 9.07 and
Exhibit I.

         "Person" means an association, firm, individual, partnership (general or limited), corporation, trust, financial institution, unincorporated organization or other entity.

         "Policy" or "Policies" shall mean the existing block of Customer's insurance policies, which policies are more specifically identified by plan code or product description in Exhibit J, and any new policies issued under those identified plan codes or product descriptions, whether individual or group, including paid-up policies and policies on extended term insurance and reduced paid-up insurance under non-forfeiture options, policy riders, any associated policy benefits, whether originally issued by Customer, or whether acquired by Customer by assumption reinsurance or otherwise, or any new policy issued by Customer during the Term or any Renewal Term of this Agreement.

         "Renewal Term" has the definition provided in Article 2.

         "Security Procedures" has the definition provided in Section 3.05.

         "Service Center" has the definition provided in Section 3.04.

         "Special Dates" means dates used by programmers to create exceptions where no date could be determined as specified to serve as end-of-file indicators or to facilitate sort routines (e.g. 01/2/99 or 09/09/99). For example, such dates were generally used when the date is a mandatory field in a database, but could not be determined or specified, and which, when such date actually occurs, may cause computational errors.

         "Standard Rates" means the time and material rates for services of specified categories of personnel as provided in Exhibit C.

         "Term" has the definition provided in Article 2.

         "Third Party Software" has the definition provided in Section 5.01.

         "Variances" means the result of an error that either under or over states a Policy owner's contract value allocated to a particular investment portfolio or fixed account.

         "Year 2000 Compliant" means that software shall have the ability to:

                  (a) Correctly accept, recognize, manage, manipulate and perform calculations with respect to data involving dates or portions of dates that are before, during and after January 1, 2000 (including single-century formulas, multi-century formulas that reflect the century, julian dates and binary dates) and not cause an abnormally ending scenario within the application or result in the generation of incorrect results or values involving dates;

                  (b) Cause all date-related input, user interface functionalities and data fields to include the indication of century. Liberty shall determine, in its discretion, how to display data; provided, however, that the ambiguity as to century shall be clearly evident to the product user, based on product function and documentation;

                  (c) Cause all date-related functions (including but not limited to software interfaces) to include the indication of century if required; and

                  (d) Cause all software, before, on and after January 1, 2000, to store and provide output of date information in ways that are unambiguous as to century, and to function accurately and without interruption at the same level and quality without changes in operation associated with the advent of the new century or the occurrence of Special Dates.

ARTICLE 2.        TERM.
                  ----

         The term of this Agreement shall begin on the Effective Date and shall continue for a period ending three (3) years following the Effective Date unless terminated earlier pursuant to Article 14 or extended as provided below (the "Term"). This Agreement shall automatically renew for additional period(s) of one (1) year each (the "Renewal Term(s)"), unless Customer provides notice to Liberty in accordance with Section 17.02 at least 180 days before the expiration of the initial Term or any Renewal Term that Customer does not wish to renew the Agreement.

ARTICLE 3.        PROVISION OF SERVICES.
                  ---------------------

         3.01 Customer Services. Starting on the Effective Date, Liberty shall provide to Customer all services necessary for the administration of the Policies, including, the services described in Exhibit A (the "Customer Services"), at the levels of service set forth in Exhibit B (the "Customer Service Performance Standards") for the Customer Services Fees set forth in
Exhibit I, as adjusted annually in accordance with Section 9.06.

         3.02 Additional Services. Customer may from time to time request that Liberty perform services (1) outside the scope of the Customer Services or (2) to augment or supplement the Customer Services (collectively, the "Additional Services"). As to all requests for Additional Services that are reasonably related to services then being provided by Liberty to Customer under this Agreement, Liberty will agree to provide the Additional Services, subject to the reasonable availability of resources within Liberty to perform such services at the time requested and subject to the remaining provisions of this Section 3.02. Upon receipt of such a request from Customer for Additional Services, Liberty shall inform Customer as soon as practicable after receipt of Customer's request as to whether Liberty is able (subject to provisions of the immediately preceding sentence) to perform such Additional Services and, if so, Liberty shall provide Customer with (a) a written description of the work Liberty anticipates performing in connection with such Additional Services, (b) a schedule for commencing and completing the Additional Services and (c) Liberty's charges for such Additional Services (the "Additional Services Fees") which charges shall be calculated using those rates set forth on Exhibit C (the "Standard Rates") and any Pass-Through Costs. In the event Customer elects to have Liberty perform the Additional Services, Customer and Liberty shall execute a written amendment to this Agreement in substantially the form set forth in Exhibit D (when completed and signed by both Customer and Liberty, such form shall be an "Amendment for Additional Services"). Liberty shall not begin performing any Additional Services until an Amendment for Additional Services in respect of such Additional Services has been executed on behalf of Customer, as agreed by Customer and Liberty and in compliance with any applicable Third Party Software restrictions, and after Customer has filed any necessary Form D prior notice with the Missouri Department of Insurance in respect of such Additional Services and has received approval for such Additional Services or the Director of the Missouri Department of Insurance has not disapproved the same within the prior notice period prescribed under section 382.195.1, RSMo. For Additional Services relating to regulatory/legislative changes, also refer to Section 4.15

         3.03 Service Center. The Customer Services shall be provided from the service center(s) identified in Exhibit E (collectively, the "Service Center") between the hours of 8:30 am and 5:00 pm Central Time. Liberty may provide the Customer Services from another location or locations selected by Liberty which meet the security provisions of Section 3.04 and may provide the Customer Services subject to a Disaster Recovery Plan which meets the standards set forth in Section 8.01, as long as Liberty continues to perform services in accordance with the Customer Services Performance Standards.

         3.04 Service Center Security Procedures. During the Term and the Renewal Term, Liberty shall maintain and enforce security procedures at the Service Center that are at least as rigorous as those security procedures in effect at the Service Center as of the date of this Agreement, which security procedures are set forth in Exhibit F (the "Security Procedures").

         3.05     Customer Services Performance Standards.

         (a) After receipt of notice from Customer in respect of Liberty's failure to provide the Customer Services Performance Standards as set forth in Exhibit B, Liberty shall within five (5) business days: (i) perform a root-cause analysis to identify the cause of such failure, and (ii) provide Customer with a report detailing the cause of, and procedure for correcting, such failure, which report shall address how the procedure for correcting the failure will prevent recurrences. Liberty shall then (a) use commercially reasonable efforts to correct the problem as soon as practicable, and (b) take all commercially reasonable measures to prevent recurrence of the failure.

         (b) The parties shall review during the Term of the Agreement and may adjust, as appropriate, the Customer Services Performance Standards and reflect any necessary adjustment in the Customer Services Fees resulting from any such change in the Customer Services Performance Standards.

         3.06     Changes.

         (a) Changes in any Customer Services or Additional Services shall become effective only when a written change request is executed by authorized representatives of both parties and after Customer has filed any necessary Form D prior notice with the Missouri Department of insurance pursuant to section
382.195.1 RSMo and has received approval for such changes or the Director of the Missouri Department of Insurance has not disapproved the same within the prior notice period prescribed under section 382.195.1 RSMo.

         (b) Requests for changes in any Customer Services or Additional Services shall be treated by the parties in the same manner as requests for Additional Services.

         3.07   Model Statute Regulatory Requirements for the Customer Services.
                ---------------------------------------------------------------

         (a) Liberty agrees to provide the Customer Services in accordance with standard insurance industry practice, conducting itself in a manner which complies either with the Model Statute for Third Party Administrators as promulgated by the National Association of Insurance Commissioners ("Model Statute"), as the Model Statute is amended from time to time, or, alternatively, in a manner which complies with applicable state regulations or legislation governing the Customer Services, and in any event in compliance with all applicable laws, rules and regulations governing third party insurance administrators.

         (b) Liberty agrees that all claims paid by Liberty from funds collected on behalf of Customer shall be paid only on checks or drafts of Customer and as authorized by Customer.

         (c) To the extent required by applicable state law, Liberty agrees to provide a written notice to the insured or owners of the Policies, as mutually agreed upon by Liberty and Customer, advising the Customer's insured or owners of the Policies of the identity of and the relationship among Liberty, the insured or owner of the Policies and Customer. The costs of such required notices, however, shall be borne solely by Customer as Pass-Through Costs.

         (d) If any of the Policies are part of an ERISA plan, Liberty agrees that information which identifies an individual covered by an ERISA plan is confidential, and that all such information furnished by the Customer to Liberty is confidential. During the time such ERISA confidential information is in Liberty's custody or control, Liberty agrees to hold such information in compliance with Article 11 and to take all reasonable precautions to prevent disclosure or use of the ERISA confidential information for a purpose unrelated to the administration of the ERISA plan. Liberty agrees to disclose such ERISA confidential information only: (a) in response to a court order; (b) for an examination conducted by the applicable insurance regulator for an audit or investigation conducted under ERISA; (c) to or at the request of the Customer; or (d) with the written consent of the identified individual or his or her legal representative.

         (e) Liberty agrees to comply with the bond and insurance requirements of each state in which Liberty administers claims for Customer.

         (f) Liberty agrees to establish and maintain facilities and procedures for the safekeeping of the Policies, the Policy forms, check forms and facsimile signature imprinting devices, if any, and all other documents, reports, records, books, files, digital records, and other materials relative to this Agreement and to the Customer Services and the Additional Services to be provided by Liberty, and all transactions between Liberty and the Customer, which shall include, without limitation, the identity and addresses of Policy owners and insureds (collectively, "Books and Records"). Except as otherwise provided by regulatory authority, Liberty agrees to maintain the Books and Records at either Customer's place of operations, at Liberty's Service Center, or at such other designated site mutually agreed upon, for the duration of this Agreement and for a period of six (6) years thereafter, unless otherwise instructed by Customer, or, at Customer's request, shall transfer such Books and Records to Customer or Customer's designee, at Customer's cost. Such retention period for Books and Records may be extended by Customer if required by regulatory or taxing authority. Any additional expense associated with the longer retention period shall be borne by Customer as a Pass-Through Cost. It is understood and agreed that the Books and Records shall remain the property of the Customer.

         (g) Liberty agrees that the Customer, and any applicable insurance regulator, shall have reasonable access, during Liberty's normal business hours, to all pertinent Books and Records of Customer which relate to the Customer Services and any Additional Services to be performed under this Agreement for the purpose of examination, audit and inspection, and to the Customer Data in a media usable by them. Liberty shall assist Customer in any regulatory examination relating to the Policies or to the Books and Records of Customer. Customer shall keep confidential any of Liberty's confidential information or trade secrets contained in the Books and Records of Customer or in the Customer Data. Liberty agrees that Customer, or its duly authorized independent auditors, or appropriate insurance and/or securities regulatory examiners who are performing regulatory examinations of Customer, shall have the right under this Agreement to perform on-site audits of the Books and Records of Customer directly pertaining to the Policies for which Liberty is performing the Customer Services and Additional Services under this Agreement, and to the Customer Data, in accordance with reasonable procedures and at reasonable frequencies.

         (h) In addition to the provisions of Article 11 (Confidentiality), Liberty, and any employee, agent, attorney, accountant, advisor, consultant, or other representative of Liberty with a need to know, shall keep the Customer Data and Customer Books and Records and Confidential Information to which Liberty is directly accessible in the implementation and performance of the Customer Services and Additional Services, if any, in strictest confidence and, except for disclosures strictly required by public agencies having jurisdiction over Liberty or Customer, or made as required by law or applicable regulation, will not disclose any such data and/or information to third parties without the express written consent of Customer.

         (i) In addition to the provisions of Article 11 (Confidentiality), Liberty shall not use any confidential Information of Customer for any purpose other than providing the Customer Services and the Additional Services, if any.

         (j) Except as specifically granted in this Agreement, this Agreement grants to Liberty no right to use, possess, or reproduce any products or customer lists or other Confidential Information of Customer.

         (k) In addition to those Customer Services expressly delineated elsewhere in the Agreement, Liberty agrees that Liberty shall be responsible for the following functions:

                  (1) Liberty agrees to maintain detailed Books and Records that reflect all transactions for which administrative services are performed under this Agreement, including, without limitation, premiums received for the Policies, agents' commissions for the Policies, premium accounting, billing and collections, financial accounting, Liberty's administrator's fees, contributions received and deposited on behalf of the Customer, claims paid on behalf of the Customer, and authorized expenses paid on behalf of the Customer.

                  (2) The detailed preparation, journalizing, and posting of Books and Records shall be made in accordance with the terms and conditions of this Agreement, and, if applicable, in accordance with ERISA, as amended, and in such a manner as to enable the Customer to complete its annual financial statement in accordance with the National Association of Insurance Commissioners' guidelines, as amended, or other reports as may be required by any applicable law or insurance regulatory authority.

                  (3) Liberty shall maintain a cash receipts register on behalf of Customer of all premiums and contributions received for the Policies.

                  (4) The description of a disbursement shall be in sufficient detail to identify the source document substantiating the purpose of the disbursement, and shall include all of the following: (i) the check number; (ii) the date of disbursement; (iii) the Person to whom the disbursement was made;
(iv) the amount disbursed; and (v) ledger account number. If the amount disbursed does not agree with the amount billed or authorized, Liberty shall prepare a written record as to the application for the disbursement. If the disbursement is for the earned administrative fee or commission, the disbursement shall be supported by evidential matter. The evidential matter shall be referenced in the journal entry so that it may be traced for verification.

                  (5) Liberty shall prepare and maintain monthly financial institution account reconciliations, if such service is requested by Customer as part of the Customer Services or as an Additional Service.

                  (6) Liberty shall render and reconcile accounts to the Customer summarizing all transactions and remit all monies due to the Customer under this Agreement at least monthly. Liberty will render a monthly accounting to Customer detailing all transactions performed by Liberty pertaining to the Policies for which Liberty is performing Customer Services and Additional Services under this Agreement.

         (l) Liberty agrees that it will maintain complaint Books and Records and logs and death claim logs for Customer as required by Customer's respective insurance regulatory authorities. Liberty will follow prescribed Customer standards for response to such complaints and for other complaints which are not received through an insurance regulatory authority. Liberty will make available all records and logs required in connection with any audits or examinations of Customer. Liberty will notify Customer of any suspected employee or agent fraud or defalcations within forty-eight (48) hours of Liberty becoming aware of such suspected problem. Liberty will promptly notify Customer of any threatened or filed lawsuits which have any connection to the Policies or to this Agreement. Liberty will provide Customer with a copy of any proposed written response to an insurance regulatory authority complaint on behalf of Customer, and Customer shall either approve the proposed written response or make suggested changes within forty eight (48) hours of receipt of the proposed written response in order to facilitate a timely response to the insurance regulatory authority on behalf of Customer.

         (m) Pursuant to applicable insurance laws governing third party insurance administrators, notwithstanding anything to the contrary herein, Liberty shall not receive commissions, fees, or charges contingent upon savings obtained in the adjustment, settlement and payment of losses covered by Customer's obligations, but Liberty may receive compensation based on premiums or charges collected or the number of claims paid or processed. Liberty shall not receive from Customer, or from any covered individual, any compensation or other payments except as expressly set forth in this Agreement.

         (n) Upon termination of this Agreement, any monies held by Liberty on behalf of Customer and owing to Customer shall immediately become due and payable and shall be forwarded by Liberty to Customer. Thereafter, any additional funds of Customer received by Liberty shall immediately be sent to Customer.

         (o) Any policies, certificates, booklets, termination notices or other written communications delivered by Customer to Liberty for delivery to Customer's policyholders shall be delivered by Liberty promptly after receipt of instructions from Customer to do so.

         (p) Payments received by Liberty for insurance on behalf of Customer shall be deemed received by Customer. The payment of return premiums or claims by Customer to Liberty is not considered payment to Customer or claimant until the payments are received by Customer or claimant.

         (q) Liberty may only use advertising pertaining to the business of Customer which has been approved in writing by Customer, and which has been approved by state regulatory authorities as required by applicable insurance laws.

         (r) In performing the Customer Services and the Additional Services, if any underwriting is required of the Policies, Liberty must use the underwriting standards which are set by Customer in writing.

         (s) Notwithstanding any other provision in this Agreement to the contrary, whenever a Policy is issued to a trustee, a copy of the trust agreement and any amendments to it must be furnished to the Customer by Liberty and be retained as part of the official records of both Liberty and the Customer for the duration of the Policy and for five (5) years thereafter.

         (t) All insurance charges, premiums, returned premiums, or other monies collected by Liberty on behalf of the Customer shall be held by Liberty in a fiduciary capacity and deposited in an account or accounts established and maintained by Liberty on behalf of the Customer, or such other account or accounts as Customer may designate, in accordance with the provisions set forth in Exhibit K.

         3.08     Provisions Related to Certain State Insurance Laws.  Liberty
                  --------------------------------------------------
and Customer each agree as follows:

         (a) Pursuant to A.R.S. Section 20-485.01.B of the Insurance Laws of the State of Arizona which specifies that Customer must provide fifteen (15) days written notice to the Director of Insurance for the State of Arizona in the event of termination, cancellation or any other change in the Agreement, Liberty and Customer agree to provide such notice in compliance therewith in the event any of the services provided under this Agreement are provided in ARIZONA.

         (b) Liberty and Customer agree as follows in the event any of the services provided under this Agreement are provided in GEORGIA: Liberty agrees to maintain for Customer, at Liberty's principal administrative office, a complete file of all Customer's advertisements, regardless of by whom written, created or designed, which are used by Customer with respect to policyholders or potential policyholders of Customer located in Georgia, with a notation indicating the manner and extent of distribution and the form number of any Policy advertised. Such file shall be subject to inspection by the Office of Commissioner of Insurance of the State of Georgia. All such advertisements shall be maintained in said file for a period of not less than five (5) years. Customer shall prepare, with Liberty's assistance, and Liberty shall file, on behalf of Customer, with the Commissioner of Insurance of the State of Georgia on or before March 1 in each year, Customer's certification executed by an authorized officer of Customer wherein it is stated that to the best of his knowledge, information and belief, the advertisements disseminated by Liberty, on behalf of Customer, during the preceding calendar year complied, or were made to comply in all respects, with the advertising regulations of GEORGIA.

         (c) Pursuant to Sections 41-905, 41-909, 41-910, and 41-911 of the
Idaho Code, Liberty and Customer agree as follows in the event any of the services provided under this Agreement are provided in IDAHO:

                  (1) Notwithstanding any other provision in this Agreement to the contrary, Liberty may only use advertising pertaining to the business underwritten by Customer which has been approved in writing by Customer. Customer shall have the prior approval of the Director of Insurance before approving advertising for use by Liberty.

                  (2) Notwithstanding any other provision in this Agreement to the contrary, any policies, certificates, booklets, termination notices or other written communications delivered by Customer to Liberty for delivery to its policyholders shall be delivered by Liberty promptly after receipt of instructions from Customer to do so.

                  (3) Notwithstanding any other provision in this Agreement to the contrary, compensation to Liberty for any Policies where Liberty adjusts or settles claims shall in no way be contingent on a claim experience.

                  (4) Notwithstanding any other provision in this Agreement to the contrary, Liberty will retain records of Customer for a period of six (6) years.

                  (5) Notwithstanding any other provision in this Agreement to the contrary, Liberty shall be bonded in an amount not less than ten percent (10%) of the amount of total funds handled with a minimum bonding amount of $5,000. For purposes of fixing the amount of such bond, the amount of funds handled shall be determined by the total funds handled by Liberty during the preceding year, or if no funds were handled during the preceding year, the amount of funds reasonably estimated to be handled during the current calendar year by Liberty. Such bond shall provide protection to the Customer against loss by reason of acts of fraud or dishonesty and may include individual bonds or schedule or blanket forms of bonds. Only one (1) such bond shall be required of Liberty for all insureds which utilize the services of Liberty, unless provided otherwise in this Agreement or any amendments thereto.

         (d) Pursuant to Section 33-17-602, Montana Code Annotated, Liberty and Customer agree as follows in the event any of the services provided under this Agreement are provided in MONTANA:

                  (1) Notwithstanding any other provision in this Agreement to the contrary, payments received by Liberty for insurance on behalf of Customer shall be deemed received by Customer. The payment of return premiums or claims by Customer to Liberty is not considered payment to Customer or claimant until the payments are received by Customer or claimant.

                  (2) Notwithstanding any other provision in this Agreement to the contrary, Liberty may only use advertising pertaining to the business of the Customer which has been approved in writing by the Customer.

                  (3) Notwithstanding any other provision in this Agreement to the contrary, underwriting standards are set by Customer.

                  (4) Notwithstanding any other provision in this Agreement to the contrary, any policies, certificates, booklets, termination notices, or other written communications delivered by Customer to Liberty for delivery to Customer's policyholders shall be delivered by Liberty promptly after receipt of instructions from Customer to do so.

                  (5) Notwithstanding any other provision in this Agreement to the contrary, this Agreement must be retained as part of the official records of both Liberty and Customer for the duration of this Agreement and for five (5) years thereafter.

                  (6) Notwithstanding any other provision in this Agreement to the contrary, whenever a policy is issued to a trustee, a copy of the trust agreement and any amendments to it must be furnished to Customer by Liberty and be retained as part of the official records of both Liberty and Customer for the duration of the policy and for five (5) years thereafter.

                  (7) Notwithstanding any other provision in this Agreement to the contrary, with respect to any policies where Liberty adjusts or settles claims, the compensation to Liberty with regard to the policies shall in no way be contingent on claim experience, but may be based on premiums or charges collected or number of claims paid or processed.

         (e) Pursuant to N.R.S. 683A.0857 of the Insurance Laws of the State of Nevada, Liberty and Customer agree as follows in the event any of the services provided under this Agreement are provided in NEVADA:

                  (1) Notwithstanding any other provision in this Agreement to the contrary, Liberty will retain records of Customer for a period of at least five (5) years.

                  (2) Notwithstanding any other provision in this Agreement to the contrary, Liberty will hold in a fiduciary capacity all insurance charges or premiums collected by it on behalf of or for Customer with respect to insureds, and return premiums received from Customer. Liberty shall comply with all applicable fiduciary account statutes and regulations. Liberty will immediately (and in any event within fifteen days) remit such funds to the person or persons entitled thereto, or shall promptly (and in any event within fifteen days) deposit them in a fiduciary account established and maintained by Liberty in the name of Customer, which fiduciary account, with respect to funds relating to Nevada policyholders, shall be deposited in an account located at a financial institution located in Nevada. Liberty shall require the bank in which such fiduciary account is maintained to keep records clearly recording the deposits in and withdrawals from such account on behalf of or for each insurer for which Liberty may collect charges or premiums. Liberty shall promptly obtain and keep copies of all such records and, upon request of Customer, furnish Customer with copies of such records pertaining to deposits and withdrawals on behalf of or for Customer. Liberty may make withdrawals from such account for:

                           i. remittance to Customer when entitled thereto;

                           ii. transfer to and deposit in a claims paying
account, with claims to be paid as provided in this Agreement; or

                           iii. remittance of return premiums to the person or
persons entitled thereto.

         (f) Pursuant to TCA 56-6-403 through TCA 56-6-409, Liberty and Customer agree as follows in the event any of the services provided under this Agreement are provided in TENNESSEE:

                  (1) Notwithstanding any other provision in this Agreement to the contrary, the payment to Liberty of any premiums or charges for insurance by or on behalf of the Customer shall be deemed to have been received by the Customer, and the payment of return premiums or claims by the Customer to Liberty shall not be deemed payment to the insured or claimant until such payments are received by the insured or claimant. Nothing herein shall limit any right of the Customer against Liberty resulting from its failure to make payments to the Customer, insureds or claimants.

                  (2) Notwithstanding any other provision in this Agreement to the contrary, (i) Liberty shall maintain at its principal administrative office, for the duration of this Agreement and five (5) years thereafter, adequate books and records of all transactions between it, the Customer and insured persons. Such books and records shall be maintained in accordance with prudent standards of insurance record keeping. The commissioner shall have access to such books and records for the purpose of examination, audit and inspection. (ii) Any trade secrets contained therein, including, but not limited to, the identity and addresses of policyholders and certificate holders, shall be confidential, except the commissioner may use such information in any proceedings instituted against Liberty. (iii) The Customer shall retain the right to continuing access to such books and records of Liberty sufficient to permit the Customer to fulfill all of its contractual obligations to insured persons, subject to any restrictions in this Agreement concerning the proprietary rights of the parties in such books and records. (iv) The commissioner shall collect the proper charges incurred in such examination in accordance with TCA Section 56-1-413.

                  (3) Notwithstanding any other provision in this Agreement to the contrary, Liberty may use only such advertising pertaining to the business underwritten by the Customer as has been approved by Customer in advance of its use.

                  (4) Notwithstanding any other provision in this Agreement to the contrary, all claims paid by Liberty from funds collected on behalf of the Customer shall be paid only on drafts, checks or electronic transfers of and as authorized by Customer.

                  (5) Notwithstanding any other provision in this Agreement to the contrary, with respect to any policies where Liberty adjusts or settles claims, the compensation to liberty with regard to such policies shall in no way be contingent on claim experience. This section shall not prevent the compensation of Liberty from being based on premiums or charges collected or number of claims paid or processed.

                  (6) Notwithstanding any other provision in this Agreement to the contrary, where the services of Liberty are utilized, Liberty shall provide a written notice approved by the Customer, to insured individuals, advising them of the identity of and relationship among Liberty as the administrator, the policyholder and the Customer as insurer. Where Liberty collects funds, it must identify and state separately in writing to the person paying to Liberty any charge or premium for insurance coverage the amount of any such charge or premium specified by the Customer for such insurance coverage.

         (g) Pursuant to Chapter IV of the Wyoming Insurance Regulations, Liberty and Customer agree as follows in the event any of the services provided under this Agreement are provided in WYOMING:

                  (1) Notwithstanding any other provision in this Agreement to the contrary, payments received by Liberty for insurance on behalf of Customer shall be deemed received by Customer.

                  (2) Notwithstanding any other provision in this Agreement to the contrary, Liberty may only use advertising pertaining to Customer which has been approved in writing by Customer.

                  (3) Notwithstanding any other provision in this Agreement to the contrary, underwriting standards are to be set by Customer.

                  (4) Notwithstanding any other provision in this Agreement to the contrary, withdrawals from any bank account shall be made for the following items: (i) remittance to Customer; (ii) deposit into account for Customer; (iii) transfer to or deposit in claims paying account; (iv) payment to a group policy;
(v) payment to Liberty for its commissions (if any); and (vi) remittance of returned premiums to persons.

                  (5) Notwithstanding any other provision in this Agreement to the contrary, Liberty may only act in the capacity in which it is licensed.

                  (6) Notwithstanding any other provision in this Agreement to the contrary, when Liberty is used as an administrator, Customer shall provide such information in writing to the insured.

ARTICLE 4.        CERTAIN COVENANTS OF CUSTOMER

         4.01 Customer acknowledges that Liberty assumes no mortality or morbidity risk ("Insurance Risk") for any of Customer's Policies, Policy owners, certificateholders, and for the insureds and beneficiaries of the Policies. Customer shall retain the Insurance Risk for each of the Policies, Policy owners, certificateholders, and for insureds and beneficiaries of the Policies. For purposes of this Agreement, Insurance Risk shall also include, without limitation, all compliance issues involving the Policies, such as income tax compliance with the Internal Revenue Code and any issues relating thereto, whether currently known or discovered during or after the Term or any Renewal Term of this Agreement, and all regulatory and actuarial issues relating to the design, cash values and benefits contents of the Policies. Any costs associated with the Insurance Risk of the Policies will be borne solely by the Customer.

         4.02 Customer acknowledges and agrees that all costs and expenses associated with any employment termination costs, severance costs, outplacement costs and costs of employee benefits for Customer's employees who are displaced as a result of this Agreement shall be handled in accordance with the Purchase Agreement, dated as of April 29, 2002, by and between Liberty Life Insurance Company and Generali Finance B.V. (the "Purchase Agreement"). Customer agrees to allow Liberty to offer employment, at Liberty's sole discretion, to those of Customer's employees identified by Liberty in writing to Customer on or before the closing of the transaction by which Customer and Liberty become affiliates, in accordance with the terms and subject to the conditions of the Purchase Agreement. Customer will cooperate with Liberty to support an orderly transition of such Customer employees to Liberty employees.

         4.03 Customer agrees that it shall be solely responsible for determining the benefits, premium rates, underwriting standards and criteria, claims payment procedures and claims settlement procedures, privacy policy statements and anti-money laundering program applicable to coverage of Customer's Policies for which the Customer Services and the Additional Services are to be performed by Liberty, and for securing reinsurance for the Policies, if any is necessary. Customer shall provide Liberty, in writing, with all rules, procedures, guidelines, and instructions pertaining to each of these matters.

         4.04 Customer agrees that it shall be responsible for approving all written responses to insurance regulators relating to the Policies or to acts or omissions of agents who sold or serviced the Policies. Customer agrees that it will approve or revise any Liberty drafted responses to insurance regulators within forty-eight (48) hours of receipt of the proposed written draft response from Liberty in order to facilitate a timely response on behalf of Customer to the insurance regulator.

         4.05 Customer agrees that it shall be responsible for filing and maintaining anti-fraud plans in the jurisdictions requiring such anti-fraud plans to be filed, whether currently required or required during the Term or any Renewal Term of this Agreement and for maintaining special investigation units (SIU's) in connection with any such anti-fraud plans in accordance with applicable state law. Liberty shall cooperate with Customer in Customer's efforts to prepare any such required anti-fraud plan and in Customer's reporting requirements associated with such anti-fraud plans.

         4.06 Customer agrees that it shall be responsible for, and, as between Customer and Liberty, shall retain all liability for, any and all claims, litigation, damages, losses, actions, suits, proceedings, including, without limitation, attorneys' fees and costs incurred, whether contractual, extra-contractual, or punitive in nature, which are in any way related to the Policies, the Insurance Risk, or which are related to the acts or omissions of Customer's employees, agents, brokers, and/or representatives who sold or serviced the Policies.

         4.07 Customer agrees that it shall be responsible for fulfilling all lawful and contractual obligations provided for under the Policies administered by Liberty pursuant to this Agreement, regardless of any dispute between Customer and Liberty.

         4.08 Customer agrees that Liberty shall have the right to audit, as Liberty deems necessary from time to time, Customer-provided facts about the Policies in order to independently verify any information about the Policies provided by Customer which may affect the Customer Services and the Additional Services. Liberty shall conduct any such audit during Customer's normal business hours and at Liberty's sole expense. All audits pursuant to this Section 4.08 shall be conducted in such a manner as to not unreasonably interfere with Customer's normal operations. All Confidential Information of Customer obtained as a result of any monitoring, audits or inspections pursuant to this Section
4.08 shall be held by Liberty in accordance with the provisions of Article 11.

         4.09 In addition to the fee increases otherwise stated in this Agreement, Customer agrees that fees specified for the Customer Services may be increased by Liberty in the event that legislative and/or regulatory changes affecting the Policies which occur during the Term or any Renewal Term of this Agreement and which are not currently contemplated by the parties cause Liberty's cost of performing the Customer Services to result in unforeseen increases. Any such fee increases shall become effective only after Customer has filed any necessary Form D prior notice with the Missouri Department of Insurance pursuant to section 382.195.1 RSMo and has received approval for such increases or the Director of the Missouri Department of Insurance has not disapproved the same within the prior notice period prescribed under section
382.195.1 RSMo.

         4.10 Customer shall, at no cost to Liberty, take commercially reasonable steps to obtain authority and any regulatory approvals which may be necessary for Liberty to have lawful access to the Policies and the Books and Records of Customer as of the Effective Date in order to facilitate the performance by Liberty of the Customer Services. Customer shall, at no cost to Liberty, obtain all necessary consents from Third Party Software vendors currently used to administer the Policies, including without limitation, any illustration software, to enable use of the Third Party Software by Liberty in the performance of the Customer Services, if applicable, and the Additional Services, if applicable.

         4.11 Customer warrants to Liberty that the Customer Data is Year 2000 compliant. Customer further warrants to Liberty that in the event "windowing" techniques were used during Year 2000 remediation of the Books and Records, Customer shall provide Liberty with written documentation of all applicable rules used in the Year 2000 remediation of the Customer Data for which Liberty will perform the Customer Services.

         4.12 Customer shall use its best efforts to maintain administration of the Policies prior to the Effective Date within the Customer Services Performance Standards and with no production backlog.

         4.13 Customer shall designate an employee of sufficient status within Customer's organization to act as liaison with Liberty to facilitate the obligations of Customer under the Agreement during the Term and any Renewal Term of the Agreement, including monitoring, managing, and reporting. Such designated employee shall be the prime source of communications to Customer by Liberty and shall have sufficient authority to make decisions relating to the Agreement on behalf of Customer.

         4.14 Customer shall be responsible for valuation of the Policies using existing methodologies and/or extracts. Liberty shall have no obligations under this Agreement with respect to the Policy valuations except for providing extracts using existing methodologies.

         4.15 Liberty shall be responsible for maintaining the Policies in compliance with all applicable regulatory/legislative changes which occur during the Term or any Renewal Term of this Agreement, but Customer acknowledges that such changes shall be handled as Additional Services under this Agreement. Customer has and will continue to comply with all laws and it has and will continue to make all required filings with regulatory agencies in connection with the offer, sale, or administration of the Policies or other interests in the Policies.

         4.16 Customer warrants to Liberty that all initial and follow up 2002 privacy notices for the Policies have been mailed by Customer in accordance with the Gramm-Leach-Bliley Act and any other applicable federal and state privacy laws.

         4.17 Customer shall provide Liberty with detailed specific written technical interface requirements for Customer's financial and valuation systems requirements prior to the start of performance of Customer Services by Liberty.

         4.18 Customer warrants to Liberty that all of the Policies and other forms provided by Customer shall have been approved by all applicable regulatory agencies and shall be in compliance with all applicable Federal, state, and local laws and regulations.

         4.19 Customer shall be responsible for the dollar amount of all Variances, subject to the following: Liberty shall immediately notify Customer in the event that the Variances amount to more than $5,000 for any one day or $5,000 for any calendar month for each investment portfolio or fixed account. In such an event, Liberty shall, at Customer's direction, reconcile and credit the Policy holder's account. In the event that the Variances for all portfolios and fixed accounts, accumulated on a "contract year" basis (i.e., each 12 month period from the Effective Date of this Agreement) are greater than 0.0125% of the assets under management pursuant to this Agreement, Liberty shall reimburse Customer for its payments to reconcile and correct the Variances in excess of 0.0125% of such assets.

         4.20 Customer shall, from time to time, provide Liberty with current forms of Policies, applications, prospectuses (if Policy is registered and variable), names and states of license of all insurance and/or broker-dealer agents and representatives authorized to sell Customer's Policies.

ARTICLE 5.        SYSTEMS AND PROPRIETARY RIGHTS.
                  ------------------------------

         5.01 Customer Software Access to Perform the Customer Services and Additional Services. Customer hereby agrees to use Customer's best efforts to obtain for Liberty, at no cost to Liberty, a non-exclusive, royalty-free, non-transferable right and license to access and use, and copy for back-up purposes, the Customer proprietary software on which the Policies are currently being administered, together with any and all associated documentation (the "Customer Software"), and, subject to any and all applicable software license restrictions, any third party software (the "Third Party Software") solely to enable Liberty to perform the Customer Services and the Additional Services during the Term and any Renewal Term of this Agreement. To the extent necessary, Customer shall, at Customer's expense, obtain from applicable third-party software licensors, the right of Liberty to use and modify the Customer Software as a third-party consultant to Customer as necessary to perform the Customer Services. Upon expiration or termination of this Agreement for any reason or the end of Liberty's need to use portions of the Customer Software or Third Party Software leased by Customer, the applicable rights granted to Liberty in this
Section 5.01 shall immediately revert to Customer, except as necessary for Liberty to carry out its obligations under Section 14.05(1) of this Agreement, and Liberty shall, except as necessary for Liberty to carry out its obligations under Section 14.05(1) of this Agreement, (1) deliver to Customer, a current copy of all the Customer Software or Third Party Software in the form in use as of the date of such expiration or termination, (2) destroy or erase all other copies of the Customer Software or Third Party Software in Liberty's possession, and (3) certify in writing that Liberty has complied with the obligations of this Section 5.01.

         5.02 Liberty Software. At termination or expiration of this Agreement, Liberty shall provide to Customer a license to use the Liberty Software then being used by Liberty to perform the Customer Services for the Policies for the then current license fee for the Liberty Software. Liberty represents and warrants that the Liberty Software will provide "industry standard" policy administration features and functionality. For purposes of this Section 15.02, as it relates to the variable products, "industry standard" means that the features and functionality are included in at least fifty percent (50%) of the variable insurance and annuity products registered with the Securities and Exchange Commission ("SEC") during the six (6) months prior to the date a modification is requested. Any modification necessary to bring the Liberty Software up to "industry standard" for the variable products shall be made by Liberty as soon as reasonably possible. Any such modifications made by Liberty shall be handled as an Additional Service under this Agreement. Liberty represents and warrants that the Liberty Software will be modified by Liberty to comply with any changes required and mandated by law or regulation within such time as is feasible, but in any event before the time Customer would be considered in violation of any such law or regulation. Any such modifications necessitated by law or regulation shall be handled as an Additional Service under this Agreement.

         5.03. Hardware. Unless otherwise provided in the Agreement, Liberty shall maintain, at its cost and expense (including but not limited to delivery, installation and connectivity), all computer hardware and peripherals, together with any and all associated documentation ("Hardware") necessary for the performance of the Customer Services and the Additional Services that are performed at Liberty's Service Center. However, costs for any telecommunications lines from Customer to the Service Center shall be paid by Customer as a Pass-Through Cost.

ARTICLE 6.        CUSTOMER DATA.

         6.01 Ownership of Customer Data. All data and information submitted to Liberty by Customer in connection with the Customer Services and the Additional Services, if any, or any other services performed under this Agreement, or produced by Liberty in performing the Customer Services and Additional Services or any other services performed under this Agreement (collectively, the "Customer Data") is and shall remain the exclusive property of Customer and shall be considered the Confidential Information of Customer. Customer Data (a) shall not be used by Liberty other than pursuant to this Agreement, (b) shall not be disclosed, sold, assigned, leased or otherwise provided to third parties by Liberty, and (c) shall not be commercially exploited by or on behalf of Liberty, its employees or agents.

         6.02 Correction of Errors. Customer is responsible for (a) the accuracy and completeness of the Customer Data provided by Customer to Liberty and (b) any errors in and with respect to data obtained from Liberty which is directly attributable to any inaccurate or incomplete Customer Data provided to Liberty by Customer. Upon discovery of Customer created errors or inaccuracies in the Customer Data, Liberty shall, at Customer's expense, with reasonable promptness in light of the nature of the errors or inaccuracies, correct any errors or inaccuracies in the Customer Data.

         6.03 Ownership of Media. Unless furnished or paid for by Customer, all media upon which Customer Data is stored is and shall remain the property of Liberty.

         6.04 Return of Customer Data. Upon (i) the expiration or termination of this Agreement for any reason, (ii) the reasonable request by Customer at any time, at Customer's expense, (iii) with respect to any particular Customer Data, on such earlier date that such Customer Data is no longer required by Liberty in order to provide the Customer Services or Additional Services or in order to comply with applicable third-party insurance administrator laws and regulations, Liberty shall (1) promptly return to Customer, in the format and on the media reasonably requested by Customer, all Customer Data or, at the election and direction of Customer (2) with respect to Customer Data returned pursuant to clauses (i) or (iii) above and at the election and direction of Customer, erase or destroy all Customer Data in Liberty's possession and provide written certification thereof. Any archival tapes containing Customer Data shall be used by Liberty solely for backup purposes.

ARTICLE 7.        CUSTOMER DATA BACK-UP.
                  ---------------------

         7.01 Back-Up. Liberty shall make tapes, microfiche, images or other hardcopy backups containing copies of any and all Customer Data then residing on the Liberty Software, the Customer Software and the Third Party Software (the "Back-Up Copies") and shall maintain the Back-Up Copies in accordance with the procedures and for the time periods set forth in Exhibit G. Liberty shall send the Back-Up Copies to the off-site storage facilities (collectively, the "Off-Site Facilities"; each, an "Off-Site Facility") also described in Exhibit G or to any other facility which Liberty may select to replace a current Off-Site Facility; provided, however, that (1) Customer receives at least thirty (30) days advance written notice of any change in the location of an Off-Site Facility and (2) that each new Off-Site Facility maintains at least the same level of security procedures which were maintained at the replaced Off-Site Facility and otherwise complies with the provisions of this Agreement. Upon request, authorized personnel of Customer shall be permitted access to the Off-Site Facilities during normal business hours subject to any reasonable security procedures or other restrictions in effect at the Off-Site Facilities at the time of the access. Upon the reasonable request of Customer, Liberty shall make available to Customer a copy of such of the Back-Up Copies as Customer shall request. The costs of producing any Back-Up Copies for Customer shall be paid to Liberty by Customer as a Pass-Through Cost.

ARTICLE 8.        CONTINUED PROVISION OF SERVICES.
                  -------------------------------

         8.01 Disaster Recovery Plan. Exhibit H sets forth the procedures to be followed with respect to the continued provision of the Customer Services and the Additional Services in the event the Service Center is unavailable for use by Liberty because it has been destroyed, damaged or is otherwise not available for use (the "Disaster Recovery Plan") to such an extent that Liberty is unable to provide a substantial portion or all of the Customer Services or the Additional Services. Liberty may modify or change the Disaster Recovery Plan at any time; provided, however, that such change or modification shall be reasonably acceptable to Customer and shall not materially adversely affect Liberty's ability to restore the Customer Services or the Additional Services. Liberty shall (1) notify Customer of any material change or modification in the Disaster Recovery Plan, (2) test the Disaster Recovery Plan at least once every calendar year during the Term or the Renewal Term, (3) consult with Customer regarding the priority to be given to the Customer Services and the Additional Services during the pendency of any such disaster and (4) not be excused from implementing the Disaster Recovery Plan as a result of the events described in
Section 8.02.

         8.02 Force Majeure. Neither party shall be liable, or be deemed to be in default, to the other party (except as provided in Section 8.01) by reason or on account of any delay or omission caused by epidemic, fire, order of a court of competent jurisdiction (other than preliminary or permanent injunctions issued pursuant to Liberty's indemnity obligations for intellectual property infringement set forth in Section 14.02), executive decree or order, act of God or public enemy, war, riot, civil commotion, flood, earthquake, accident, explosion, casualty, embargo or any other cause beyond the reasonable control of such party; provided that such force majeure event that is an accident or casualty is not caused directly or indirectly by the excused party and could not have been prevented by such party's reasonable diligence; and provided, further, that such events shall not be excused to the extent they are within or can be obviated by the implementation of Liberty's Disaster Recovery Plan. The time of performance for each party's obligations under this Agreement shall be extended by such period of enforced delay.

ARTICLE 9.        PAYMENTS TO LIBERTY.
                  -------------------

         9.01 Customer Services Fees. In consideration of Liberty providing the Customer Services, Customer shall pay to Liberty the fees set forth in Exhibit I (the "Customer Services Fees"), subject to annual adjustments set forth in this
Section 9.02, according to the payment schedule in Section 9.04. Not more than once each year, at the anniversary of the Effective Date of the Agreement, Liberty may increase the Customer Services Fees by a percentage equal to the percentage increase in the Consumer Price Index (as defined in this Agreement).

         9.02 Additional Service Fees. In consideration of Liberty providing the Additional Services, Customer shall pay the Additional Service Fees in the manner agreed upon by Customer and Liberty in accordance with Section 3.03. Additional Service Fees are recalculated annually as part of Liberty's budget process to reflect current costs.

         9.03 Telecommunication Charges. Unless set forth otherwise in this Agreement, all telecommunication charges incurred by Liberty in respect of the Customer Services or the Additional Services shall be paid by Customer as a Pass-Through Cost.

         9.04 Payment Schedule. Unless otherwise set forth in this Agreement, the Customer Services Fees, the Additional Service Fees and any other fees or charges owed by Customer shall be due and payable no later than thirty (30) days after Customer's receipt of an invoice from Liberty, unless disputed in good faith in accordance with Section 10.01 of this Agreement. Each invoice shall include one or more reports describing (1) the charges in a detailed itemized fashion, and (2) such other information as may be reasonably requested by Customer to ascertain Liberty's compliance with this Agreement. Liberty shall invoice Customer for charges under this Agreement on a monthly basis, unless otherwise specified in this Agreement. Customer shall be invoiced in advance no later than the seventh (7th) day of each month for the Services to be performed in that month, based upon the fees set forth in Exhibit I, and for any Additional Services and Pass Through Costs provided in the prior month. Bills for Additional Services and Pass Through Costs may be billed separately, but will be payable in accordance with the terms set forth in this Section 9.04 for payment of Customer Services Fees. Liberty will prepare invoices based on the Policy count at the beginning of the month. Except as provided in Section 10.02 neither (i) the failure of Liberty to deliver an invoice for services rendered or to be rendered under the terms of this Agreement nor (ii) any error in the amount billed by Liberty for such services shall constitute a waiver by Liberty of Customer's obligation to pay for such services. Customer shall pay Liberty all amounts when due by ACH transfer of immediately available funds in U.S. dollars.


         9.05     Taxes.
                  -----

         (a) Customer shall pay to Liberty all sales, use and excise taxes (not including any personal property taxes or taxes based on Liberty's net income) based on the provision of the Customer Services or the Additional Services which are found to be applicable and that Liberty is required under applicable law to collect. The appropriate amount of tax shall be invoiced to and paid by Customer to Liberty at the same time and on the same conditions as set forth in Section 9.04.

         (b) If Customer disagrees with Liberty's determination that any tax is due with respect to the subject matter of this Agreement, and Liberty is attempting to invoice Customer for the tax as provided in Section 9.05(a) then Customer shall have the right to seek an administrative determination from the applicable taxing authority, or alternatively, Customer shall have the right to legally contest any asserted claim for taxes and, to the extent allowed by law, withhold payment of any contested taxes. Customer shall have the right to control any such administrative or legal proceedings, and in connection therewith Liberty shall (i) be consulted, and (ii) cooperate with Customer and take any and all actions reasonably requested by Customer (at Customer's expense).

         (c) If any taxes payable by Customer that are required to be collected by Liberty pursuant to Section 9.05(a) are not invoiced by Liberty (or are invoiced on a date such that Customer and Liberty are not reasonably able to deliver the amount of the taxes to the relevant taxing authority in a timely fashion), and it is ultimately determined that such taxes are due and payable, then Customer shall reimburse Liberty for the amount of the taxes, provided that Liberty shall indemnify Customer from any and all interest and other penalties assessed as a result of the taxes not being paid in a timely manner.

         (d) Amounts paid to Liberty as a result of this Section 9.05 shall be reduced or refunded to the extent that Liberty obtains a net tax benefit (including but not limited to foreign tax credits) resulting from the payment of the relevant taxes. The parties will cooperate in good faith to determine the amount of the net tax benefit (if any).

         (e) Customer shall not be required to pay or otherwise be liable or responsible for, and Liberty hereby indemnifies, defends and holds Customer harmless against, any penalty, additional tax, costs or interest that may be assessed or levied by any taxing authority as a result of the failure of Liberty to file any return, form, or information statement that may be duly required from Liberty by such taxing authority or to pay any tax amounts collected from Customer hereunder.

         (f) In addition, notwithstanding the foregoing provisions of this
Section 9.05, with respect to all individuals it provides to perform the services required under this Agreement, Liberty shall be responsible for and shall make all appropriate tax payments and tax withholdingY and shall verify such individuals as being legally able to work in the United States.

         9.06 Adjustment to Fees. Liberty may adjust the Customer Services Fees and Standard Rates every three (3) years to reflect fully loaded direct costs to perform the Customer Services. In years during which Liberty does not adjust the Customer Services Fees and Standard Rates Liberty may increase the Customer Services Fees and Standard Rates by a percentage equal to the percentage increase in the Consumer Price Index (as defined in Article 1) during the immediately preceding year, if such an increase is warranted by the Consumer Price Index.

         9.07 Pass-Through Costs. Customer shall pay certain pass through costs (the "Pass- Through Costs") identified in this Agreement including, without limitation, those set forth in Exhibit I which Pass-Through Costs are related to the Customer Services and the Additional Services.

         9.08 Proration. All fees or charges under this Agreement that are to be computed on a periodic basis (e.g., monthly, yearly, etc.) will be prorated on a daily basis for any partial period (or prorated as otherwise agreed by the parties).

         9.09     Reports.

         (a) Unless agreed otherwise by the parties, Liberty agrees to provide to Customer a monthly written report on the services performed under this Agreement, any anticipated problems (resolved or unresolved), and any indication of delay in fixed or tentative schedules.

         (b) During the Term and any Renewal Term of this Agreement, unless agreed otherwise by the parties, the parties shall teleconference for formal status reports approximately once each quarter. Such meetings shall address any issues that the parties may place on the agenda.

         (c) Other than reports provided for in Exhibit A, or as otherwise expressly provided for in this Agreement, reports requested pursuant to this
Section 9.09(c) shall be provided as Additional Services.

         9.10 Records. Liberty shall maintain complete and accurate accounting records in accordance with sound accounting practices to substantiate Liberty's Customer Services Fees and Additional Services Fees under this Agreement and on each invoice. Such records shall not include Liberty's pricing model for this Agreement. Liberty shall preserve such records for a period of at least five (5) years after completion of the pertinent services unless transferred to Customer or for such longer period if necessary to satisfy regulatory examination requirements of the Missouri Department of Insurance covering the period.

ARTICLE 10.       ADJUSTMENTS TO CHARGES.
                  ----------------------

         10.01 Audit of Charges. Upon at least five (5) days' notice from Customer, Liberty shall provide Customer with access to all of the financial records and supporting documentation in respect of its charges to Customer for the Customer Services and Additional Services, if any, If, as a result of such audit, Customer determines that Liberty has overcharged Customer, Customer shall notify Liberty of the amount of such overcharge and Liberty shall promptly pay to Customer the amount of the overcharge, plus interest at the rate of 1.5% per month (but in no event to exceed the highest lawful rate of interest), calculated from the date of receipt by Liberty of the overcharged amount until the date of payment to Customer. All Confidential Information of Liberty obtained as a result of any monitoring, audits or inspections pursuant to this
Section 10.01 shall be held by Customer in accordance with the provisions of
Article 11.

         10.02 Undercharges. If, as a result of an internal audit of its charges to Customer, Liberty determines that it has undercharged Customer, Liberty may provide Customer with an invoice in respect of such amount. Any such invoice shall include the information specified in Section 9.04 and evidence that the amount was not charged to Customer previously. Upon receipt of this information and evidence, Customer shall pay the amount of the undercharge according to
Section 9.04 unless disputed in good faith.

ARTICLE 11.       CONFIDENTIALITY.
                  ---------------

         11.01 Confidential Information. All confidential or proprietary information and documentation ("Confidential Information") relating to either party shall be held in confidence by the other party (including its Affiliates or subsidiaries) to the same extent and in at least the same manner as such party protects its own confidential or proprietary information, but in any event using no less than commercially reasonable security measures. Neither party shall disclose, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any Person without the other party's approval. Each party shall, however, be permitted to disclose relevant aspects of the other party's Confidential Information to its officers, agents, employees and third-party contractors and to the officers, agents, third-party contractors and employees of its Affiliates or subsidiaries to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement, provided that such party shall take all reasonable measures to ensure that Confidential Information of the other party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents and employees. The obligations in this Section 11.01 shall not restrict any disclosure by either party pursuant to any applicable law, or by order of any court or government agency (provided that the disclosing party shall endeavor to give such notice to the non-disclosing party as may be reasonable under the circumstances) and shall not apply with respect to information that is independently developed by the other party, becomes part of the public domain (other than through unauthorized disclosure), is disclosed by the owner of such information to a third party free of any obligation of confidentiality or which either party gained knowledge or possession of free of any obligation of confidentiality.

         11.02 Unauthorized Acts. Each party shall: (1) notify the other party promptly of any material unauthorized possession, use or knowledge, or attempt thereof, of the other party's Confidential Information by any Person which may become known to such party, (2) promptly furnish to the other party full details of the unauthorized possession, use or knowledge, or attempt thereof, and assist the other party in investigating or preventing the reoccurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information, (3) use reasonable efforts to cooperate with the other party in any litigation and investigation against third parties deemed necessary by the other party to protect its proprietary rights and (4) promptly use all reasonable efforts to prevent a reoccurrence of any such unauthorized possession, use or knowledge of Confidential Information. Each party shall bear the cost it incurs as a result of compliance with this Section 11.02.

         11.03 Action by Parties. Neither Liberty nor Customer shall commence any legal action or proceeding in respect of any unauthorized possession, use or knowledge, or attempt thereof, of the other party's Confidential Information by any Person without the consent of such other party.

         11.04 Gramm-Leach-Bliley Compliance. Liberty agrees to maintain and hold in confidence all nonpublic personal information obtained by it from the Customer in the performance of its duties and obligations under this Agreement. Liberty shall not use or disclose such information to any third party without the express written consent of the Customer or as may be required by applicable law. Nonpublic personal information shall mean personally identifiable financial information as defined by Title V of the Gramm-Leach-Bliley Act, and personally identifiable health or medical information about a person.

ARTICLE 12.       REPRESENTATIONS AND WARRANTIES.
                  ------------------------------

         12.01    By Customer. Customer represents, warrants and covenants that:
                  -----------

                  (a) it is a corporation duly incorporated, validly existing and in good standing under the laws of Missouri;

                  (b) it has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

                  (c) the execution, delivery and performance of this Agreement has been duly authorized by Customer;

                  (d) no approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement except any necessary prior notices to the Missouri Department of Insurance pursuant to section 382.195.1 RSMo or to the South Carolina Department of Insurance pursuant to section 38-21-250 of the South Carolina Code;

                  (e) it has not, and will not, disclose any Confidential Information of Liberty in violation of the terms of this Agreement;

                  (f) it has obtained, or shall have obtained on or before the Effective Date, consent or licenses from all necessary Third Party Software vendors with whom Customer has licenses to permit Liberty to gain access to and to use the Third Party Software and Customer Software currently used by Customer to administer the Policies to provide the Customer Services and any Additional Services, at no cost to Liberty;

                  (g) the Policies which are the subject of the Customer Services were issued in conformity in all material respects with the laws and regulations of the jurisdiction governing the issue or delivery of such Policies at the time of issue and such Policies will remain in compliance in all material respects with applicable laws and regulations during the term of this Agreement. The Policy forms that have been used to issue the Policies which are the subject of the Customer Services, and any Policies acquired by Customer have been filed, where necessary, with the appropriate state insurance authorities in the states where the Policies have been sold and meet in all material respects all applicable legal requirements of each such state;

                  (h) there is no claim, action, suit, investigation, or proceeding pending or, to Customer's knowledge, contemplated or threatened against Customer which seeks damages or penalties in connection with any of the transactions contemplated by this Agreement or to restrict or delay the transactions contemplated hereby or to limit in any manner Liberty's rights under this Agreement;

                  (i) there are no brokers with claims to fees based upon the transactions contemplated under this Agreement; and

                  (j) the nature of Customer's obligations are time sensitive, and accordingly, time is of the essence in the performance of Customer's obligations under this Agreement.

         12.02    By Liberty.  Liberty represents, warrants and covenants that:
                  ----------

                  (a) it is a corporation duly incorporated, validly existing and in good standing under the laws of South Carolina;

                  (b) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

                  (c) the execution, delivery and performance of this Agreement has been duly authorized by Liberty;

                  (d) no approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement except any necessary prior notices to the Missouri Department of Insurance pursuant to section 382.195.1 RSMo or to the South Carolina Department of Insurance pursuant to section 38-21-250 of the South Carolina Code;

                  (e) it has not, and will not, disclose any Confidential Information of Customer in violation of the terms of this Agreement;

                  (f) the Customer Services and the Additional Services shall be rendered by personnel reasonably qualified by training and experience to perform such services;

                  (g) the Customer Services and the Additional Services do not and will not infringe upon the proprietary rights of any third party;

                  (h) the Liberty Software (i) is original works of authorship of which Liberty is the owner or licensee of all right, title and interest; with the right to sublicense to Customer; (ii) is not subject to any valid patent, copyright, trademark or any other proprietary rights of any third party; and (iii) does not and will not infringe upon the proprietary rights of any third party;

                  (i) the Customer Services and the Additional Services will be provided with diligence and shall be executed in a workmanlike manner in accordance with practices and professional standards used in well-managed operations performing services similar to the Customer Services and the Additional Services;

                  (j) Liberty has, or prior to the performance of any Customer Services will have, all licenses and permits from state or federal regulatory authorities required for the performance of the Customer Services and the Additional Services;

                  (k) there is no claim, action, suit, investigation, or proceeding pending or, to Liberty's knowledge, contemplated or threatened against Liberty which seeks damages or penalties in connection with any of the transactions contemplated by this Agreement or to restrict or delay the transactions contemplated hereby or to limit in any manner the Customer's rights under this Agreement;

                  (l) there are no brokers with claims to fees based upon the transactions contemplated under this Agreement; and

                  (m) the nature of Liberty's obligations are time sensitive, and accordingly, time is of the essence in the performance of Liberty's obligations under this Agreement.

         12.03 DISCLAIMER. EXCEPT AS SPECIFIED IN SECTIONS 12.01 or 12.02, NEITHER LIBERTY NOR CUSTOMER MAKES ANY OTHER WARRANTIES IN RESPECT OF THE CUSTOMER SERVICES, THE ADDITIONAL SERVICES, OR THE LIBERTY SOFTWARE AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

ARTICLE 13.       DISPUTE RESOLUTION.
                  ------------------

         13.01 Dispute Resolution. It is the intention of the Customer and Liberty that customs and usages of the business of insurance shall be given full effect in the interpretation of this Agreement. The Customer and Liberty agree that any disputes arising out of this Agreement shall be resolved without resort to litigation or other formal proceeding (excluding a party's indemnity obligations under Section 15 and an action to compel compliance with this
Section 13.01); provided, however, that either party may seek injunctive relief to prevent or stay a breach of Article 5 and Article 11. Accordingly, Customer and Liberty agree that they will negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any such dispute; provided, however, that if any such dispute cannot be resolved by them within thirty (30) days after commencing such negotiations (or a longer period as mutually agreed by the parties), Customer and Liberty agree that they will submit such dispute to an arbitration hearing in Greenville, South Carolina, before a panel of three (3) arbitrators, who are knowledgeable in the insurance administration business. Liberty shall appoint one (1) arbitrator and Customer the second, both such arbitrators to be appointed within ten (10) days after commencing such dispute negotiations. These two arbitrators shall then select the third before arbitration begins. If the two arbitrators fail to agree in the selection of a third within thirty (30) days of their appointment, each will nominate three individuals of whom the other will decline two. The final decision will be made by drawing lots. The arbitrators are empowered to decide all questions or issues and shall be free to reach their decision from the standpoint of equity and customary practices of the third party insurance administration industry rather than from that of the strict law, in the manner specified in this Agreement, unless otherwise agreed in writing by the parties, and such arbitration proceeding will be conducted in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association. It is important to the parties that there be prompt, expeditious resolution of the controversy within four (4) months of the initiation of arbitration proceedings. To achieve this result, the arbitrators may modify or supplement these rules as they may deem fair, provided that they shall promptly notify the parties of such modifications and supplements. The arbitrators shall decide by a majority of votes, and from their written decision there can be no appeal. The arbitrators shall have no authority to award punitive damages or any other form of non-compensatory damages. Each party shall pay its own costs in connection with such arbitration, including the costs of the arbitrator selected by such party, and shall equally divide the costs of the third arbitrator, unless the arbitrators decide otherwise. This Section 13.01 shall survive termination of this Agreement.

         13.02 Continued Performance. In the event of a good faith dispute between Customer and Liberty regarding this Agreement that cannot be resolved without resorting to arbitration pursuant to which Customer in good faith believes it is entitled to withhold payment, Customer shall, upon request by Liberty and on the date on which any Customer Services Fees or Additional Services Fees are required to be made during the pendency of such dispute, deposit the disputed amount only of the Customer Services Fees or the Additional Services Fees in an interest-bearing escrow account in the bank or depository specified by Liberty and furnish evidence of such deposit to Liberty; provided, that the maximum aggregate amount of disputed Customer Services Fees or Additional Service Fees which may be held in any such escrow account at any one time shall be a maximum of five percent (5%) of total amounts paid in the prior month under this Agreement. The parties shall escalate the resolution of any such dispute within 30 days of the deposit of the funds into the escrow account. For as long as Customer makes such escrow deposits during the pending of such dispute, Liberty shall continue to provide the Customer Services and the Additional Services. Upon resolution of the dispute, the prevailing party shall be entitled to all money in the escrow account, plus any interest earned on such money, but only to the extent of the amount determined by arbitration. If the escrow amount is short of the amount determined by arbitration, the losing party shall pay the prevailing party the balance of the amount in full within ten (10) days of the final arbitration decision.

ARTICLE 14.       TERMINATION; EFFECT OF TERMINATION OR EXPIRATION.
                  ------------------------------------------------

         14.01    Customer  Termination for Convenience.  Customer may terminate
                  -------------------------------------
this Agreement at any time and without cause, upon at least sixty (60) days notice to Liberty.

         14.02 Termination for Cause. If either party fails to perform any of its material obligations under this Agreement (except as provided in Section 14.03), and such failure is not cured within thirty (30) days after notice is given to the defaulting party specifying the nature of the default, the non-defaulting party may, upon further notice to the defaulting party, terminate this Agreement as of the date specified in such notice of termination; provided, however, that if the defaulting party is using its best efforts to cure such failure at the end of such thirty (30) day period and diligently pursues such efforts thereafter, the non-defaulting party may not terminate this Agreement unless such failure continues for an additional thirty (30) days.

         14.03 Termination for Insolvency: In the event that a party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, its insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then, unless the insolvent or bankrupt party immediately gives adequate assurance of the future performance of this Agreement, the other party may, by giving written notice thereof to such party, terminate this Agreement as of a date specified in such notice of termination. For the purposes of this Section 14.03, the filing of a petition of bankruptcy not dismissed for sixty (60) days shall be considered becoming "bankrupt".

         14.04 Effect of Expiration or Termination. Upon the expiration of this Agreement or termination of this Agreement for any reason specified above:

                  (1) Liberty shall provide to Customer those Customer Services or Additional Services requested by Customer for up to 60 days from the date of such expiration or termination. Customer shall pay Liberty for such Customer Services or Additional Services at the then current Customer Services Fees and/or Standard Rates in effect.

                  (2) Customer shall pay Liberty for all Customer Services and Additional Services performed through the final date of the performance of such services.

                  (3) Each party shall have the rights specified in Article 5 in respect of the Customer Software, the Liberty Software, and the Third Party Software.

                  (4) Customer shall be required to make any further payments under Article 9 (Taxes).

                  (5) Upon termination or expiration of this Agreement for any reason, Liberty agrees that, in order to provide for uninterrupted service of the Policies to Customer, at Customer's request, Liberty shall provide, at Liberty's then applicable Standard Rates, all reasonable assistance requested by Customer in promptly and orderly moving all Customer Services to Customer or to a third party selected by Customer.



ARTICLE 15.  INDEMNIFICATION.
             ---------------

         15.01 Indemnification by Customer. Subject to Section 15.03, Customer shall, in good faith and with due diligence, consistent with the terms of this Agreement, indemnify and hold Liberty and its employees, shareholders and agents, harmless from, and defend Liberty against, any and all claims, litigation, damages, liabilities, losses, actions, suits, proceedings or expenses, including without limitation attorneys' fees and costs incurred, whether contractual, extra-contractual or punitive in nature ("Damages") asserted against or incurred or sustained by Liberty relating to, associated with or arising out of Liberty providing the Customer Services or Additional Services or which are in any way related to the Policies, or the Insurance Risk for the Policies, or to the acts or omissions of the employees, agents, brokers, and/or representatives who sold the Policies or to those persons who serviced the Policies prior to the date Liberty began providing the Customer Services, except to the extent such Damages directly resulted from the gross negligence, bad faith, or willful misconduct of Liberty or its employees, shareholders or agents.

         15.02 Indemnification by Liberty. Subject to Section 15.03, Liberty shall, in good faith and with due diligence, consistent with the terms of this Agreement, indemnify and hold Customer and its employees, shareholders and agents harmless from, and defend Customer against, any and all Damages asserted against or incurred or sustained by Customer directly relating to, directly associated with or directly arising out of Liberty's breach of this Agreement, to the extent such Damages resulted from the gross negligence, bad faith or willful misconduct of Liberty or its employees, shareholders or agents in providing the Customer Services or Additional Services.

         15.03 Indemnification Procedures Involving Third Party Claims. If any third party makes a claim covered by Section 15.01 or Section 15.02 against any indemnified party (an "Indemnified Party") with respect to which such Indemnified Party intends to seek indemnification under Section 15.01 or Section 15.02, such Indemnified Party shall promptly deliver to the indemnifying party (an "Indemnifying Party") a written notice (a "Claims Notice"), including a brief description of the amount and basis therefore, if known, and thereafter keep Indemnifying Party reasonably apprised as to the status of the defense. Provided, however, that the failure of the Indemnified Party to give prompt notice or to keep Indemnifying Party reasonably apprised shall not relieve the Indemnifying Party of any of its obligations hereunder unless such failure prejudices the Indemnifying Party.

         The Indemnifying Party shall be entitled to assume and control the defense of any such claim, action or proceeding ("Claim") on Indemnified Party's behalf by written notice to the Indemnified Party within thirty (30) days after receipt of a Claims Notice and the Indemnified Party shall cooperate fully with, and assist the Indemnifying Party in the defense and all related settlement negotiations of such Claim. The Indemnifying Party shall pay all reasonable outside costs incurred by the Indemnified Party related to the Indemnified Party's assistance in defense a Claim. The Indemnifying Party shall keep the Indemnified Party reasonably apprised as to the status of the defense. The Indemnified Party shall have the right to join in the defense of such Claim and employ its own separate counsel in any action, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party.

         If the Indemnifying Party shall fail to notify the Indemnified Party of its desire to assume the defense of any such Claim within the prescribed period of time or shall notify the Indemnified Party that it will not assume the defense of any such Claim, then the Indemnified Party shall defend such Claim in any such manner as it may deem appropriate, subject to the right of the Indemnifying Party to assume the defense of such Claim any time prior to its final determination or settlement. The Indemnifying Party shall also be permitted to join in the defense of such Claim and employ counsel at its own expense. Neither the Indemnifying Party nor any Indemnified Party shall be liable for any settlement of any Claim without its consent, which consent shall not be unreasonably withheld.

         Notwithstanding the foregoing, the Indemnified Party shall retain, assume or reassume sole control over, and all expenses relating to, every aspect of the defense that it or Indemnifying Party believes is not the subject of the indemnification provided for in Sections 15.01 and 15.02.

         Until both (a) the Indemnified Party receives notice from the Indemnifying Party that it will defend; and (b) the Indemnifying Party assumes such defense, the Indemnified Party may, at any time after ten (10) days from notifying the Indemnifying Party of the Claim, resist the Claim or, after consultation with and the consent of the Indemnifying Party, settle or otherwise compromise or pay the Claim. The Indemnifying Party shall pay all reasonable outside costs of the Indemnified Party actually incurred arising out of or relating to defense and any such settlement, compromise or payment. The Indemnified Party shall keep the Indemnifying Party reasonably apprised as to the status of the defense.

         Following indemnification as provided in Section 15.01 and 15.02, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to the matters from which indemnification has been made. Indemnification of the parties entitled to indemnification for breach of this Agreement shall be the exclusive remedy of such parties and the liability of all parties shall be limited as expressly provided in Article 15.

         15.04 Limitations on Indemnification. Notwithstanding anything contained in this Agreement to the contrary, the indemnification rights granted pursuant to this Article 15 shall be subject to the following limitations:

(i) There shall be no indemnification obligations for any Damages that arise from or were caused by actions taken or actions failed to be taken by the Indemnified Party.
(ii) There shall be no indemnification obligation for any Damages that the Indemnified Party had an opportunity but failed in good faith to mitigate, to the extent that failure to so mitigate would result in a reduction of damages recoverable under applicable principles of contract law.
(iii) There shall be no indemnification obligation unless and until the aggregate amount of Damages suffered by the Indemnified Party exceeds $50,000.00 (the "Claim Threshold") and then only for those Damages in excess of such Claim Threshold amount.
(iv) In no event shall an Indemnifying Party be liable for indemnification payments in an aggregate amount exceeding 10% of the Customer Services Fees and Additional Services Fees paid to Liberty by Customer during the previous twelve months.
(v) In no event shall an Indemnifying Party be liable for any punitive damages or interest or special, incidental, indirect or consequential damages (whether in the nature of lost profits, business interruption or otherwise) suffered by Indemnified Party.

The provisions of this Article 15 shall not survive the termination or expiration of this Agreement except for terminations pursuant to Section 14.01, 14.02, 14.03, and 14.04 and then only with respect to Claims which arose from acts or circumstances occurring prior to such termination.

ARTICLE 16. MISCELLANEOUS.
            -------------

         16.01 Assignment. Neither party may assign this Agreement, without the consent of the other party; provided, however, that either party may, upon notice to the other party, assign this Agreement, without the other party's consent, to any Affiliate or to a successor entity pursuant to a merger or corporate reorganization. Any assignment in contravention of this Section 16.01 shall be void.

         16.02 Notices. All notices, requests, approvals and consents and other communications required or permitted under this Agreement shall be in writing and shall be sent by facsimile to the facsimile number specified below. A copy of any such notice shall also be sent by certified mail, return receipt requested on the date such notice is transmitted by facsimile to the address specified below:

In the case of Liberty:
         Liberty Insurance Services Corporation
         2000 Wade Hampton Boulevard
         Greenville, South Carolina 29615
         Attention: Robert E. Evans, President & CEO
         Facsimile number: (864) 609-8084

with a copy to:
         Liberty Insurance Services Corporation
         2000 Wade Hampton Boulevard
         Greenville, South Carolina 29615
         Attention: Susan E. Cyr, General Counsel
         Facsimile number: (864) 609-3176

In the case of Customer:
         Business Men's Assurance Company of America
         700 Karnes Boulevard
         Kansas City, Missouri 64108
         Attention:  Michael K. Deardorff
         Facsimile number:  (816) 751-5646

with a copy to:
         Business Men's Assurance Company of America
         700 Karnes Boulevard
         Kansas City, Missouri 64108
         Attention: David Gates, Vice President & General Counsel
         Facsimile number: (816) 751-5646

Any party may change its address or facsimile number for notification purposes by giving all other parties notice of the new address or facsimile number and the date upon which it will become effective.

         16.03 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the parties.

         16.04 Headings; Cross References. The article and section headings and the table of contents are for reference and convenience only and shall not be considered in the interpretation of this Agreement. All cross-references in this Agreement to Sections, Articles or Exhibits shall be deemed to be references to the corresponding section or article in, or exhibit to, this Agreement, unless the context otherwise clearly indicates.

         16.05 Relationship. The performance by Liberty of its duties and obligations under this Agreement shall be that of an independent contractor and nothing contained in this Agreement shall create or imply an agency relationship between Liberty and the Customer, nor shall this Agreement be deemed to constitute a joint venture or partnership between the parties.

         16.06 Consents, Approvals and Requests. All consents and approvals to be given by either party under this Agreement shall not be unreasonably withheld and each party shall make only reasonable requests under this Agreement. No approval shall be valid or acceptable unless given by an authorized representative of the appropriate party.

         16.07 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement will remain in full force and effect.

         16.08 Waiver. No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

         16.09 Publicity. Neither Liberty nor Customer shall use the other party's name or refer to it directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement or its subject matter, including in any promotional or marketing materials, lists or business presentations without approval from the other party for each such use or release, except as may be required by law.

         16.10 Entire Agreement. This Agreement and each of the Exhibits and Schedules, which are hereby incorporated by reference into this Agreement, constitutes the entire agreement between the parties with respect to its subject matter, and there are no other representations, understandings or agreements between the parties relative to such subject matter.

         16.11 Amendments. No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver or discharge is sought to be enforced, and Customer has given any necessary prior notice to the Missouri Department of Insurance pursuant to section 382.195.1 RSMo and received any necessary approvals or the Director of the Missouri Department of Insurance has not disapproved the same within the prior notice period prescribed under section 382.195.1 RSMo.

         16.12 Governing Law. This Agreement shall be governed by the laws of the State of Missouri, without reference to conflict of laws principles.

         16.13 Survival. In addition to those provisions expressly surviving termination or expiration, the terms of Section 6.01, Section 6.04, Section 9.05, Article 11, Section 13.01, Section 14.04, Article 15, Section 16.09,
Section 16.10, Section 16.12, this Section 16.13 and Section 16.18 shall survive the expiration of this Agreement or the termination of this Agreement for any reason.

         16.14 Third-Party Beneficiaries. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Customer and Liberty.

         16.15 Insurance. During the Term, Liberty shall maintain insurance of the following types and in the following amounts, in each case effective in the United States: (1) statutory workers' compensation in accordance with all federal, state and local requirements, (2) comprehensive general public liability (including contractual liability insurance) in an amount not less than two million dollars ($2,000,000.00) with umbrella coverage of not less than seven million dollars ($7,000,000) and (3) professional liability coverage in an amount not less than three million dollars ($3,000,000.00) with umbrella coverage of not less than seven million dollars ($7,000,000), and (4) a fidelity bond in an amount not less than five million dollars ($5,000,000). The comprehensive general public liability insurance polices obtained or maintained by Liberty pursuant to this Agreement shall name Customer as an additional insured. Each insurance policy shall contain the agreement of the insurer that the insurer shall not cancel such policy without 30 days' notice to Customer. Liberty shall deliver to Customer a certificate of insurance evidencing the above insurance coverage upon Customer's request. Should Liberty fail or refuse to procure the required insurance coverage from an insurance carrier acceptable to Customer, or to maintain such coverage throughout the term of this Agreement, Customer may, but shall not be obligated to, procure such coverage for Liberty, in which event Liberty agrees to pay the required premiums and/or to fully reimburse Customer for them.

         16.16 No Restriction on Hiring of Employees. Except as provided in
Section 4.06, during the Term or the Renewal Term and following the expiration of this Agreement or termination of this Agreement for any reason, either party shall have the right to offer employment to or employ any person then employed by the other party.

         16.17 Subcontracting. Liberty may subcontract any portion of the work to be performed under this Agreement without Customer's prior written consent so long as subcontractor complies with all relevant laws, Customer Service Performance Standards, and the terms and conditions of this Agreement. In the event Liberty subcontracts any work to be performed under this Agreement, Liberty shall retain responsibility for the work. Liberty shall notify Customer if Liberty subcontracts a portion of the work. Such notice to Customer by Liberty may be after the fact.

         16.18 Remedies. By virtue of each party's duties, responsibilities and special knowledge of the affairs and operations of the other party that will result from the relationship of the parties under this Agreement, irreparable damage may be suffered by the non-breaching party should a party breach or violate any of its covenants and obligations set forth in this Agreement. The parties agree that each such covenant and obligations set forth in this Agreement is reasonably necessary to protect and preserve the interests of the parties, and that, therefore, in addition to all of the remedies provided at law or in equity, the non-breaching party will be entitled to a temporary restraining order and a permanent injunction to prevent a breach of any of such covenants or obligations of the other party.

         16.19 Terms of Agreement. Customer and Liberty agree that the terms and conditions of this Agreement are Confidential Information of each party and shall be held pursuant to Article 11 as Confidential Information of the other party.



IN WITNESS WHEREOF, Liberty and Customer have each caused this Agreement to be signed and delivered by their duly authorized representatives.

                             "CUSTOMER"
                             BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA


                             By:      ________________________

                             Printed Name:        __________
                                           ------------------------------

                             Title:               __________
                                    -------------------------------------

                              "LIBERTY"
                             LIBERTY INSURANCE SERVICES CORPORATION


                             By:      __________________
                                 ----------------------------------------

                             Printed Name:        Bruce W. Powell
                                 ---------------------------------------

                             Title:               Senior Vice President